ADAMIS PHARMACEUTICALS CORPORATION S-3MEF

EXHIBIT 5.1

Weintraub Tobin Chediak Coleman Grodin

400 Capitol Mall, Suite 1100

Sacramento, CA 95814

April 21, 2017

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92103

RE:          Adamis Pharmaceuticals Corporation Registration Statement on Form S-3 (under Rule 462(b))

Ladies and Gentlemen:

We have acted as counsel for Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), in connection with preparing and filing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) of up to $457,526 in shares of common stock, par value $0.0001, of the Company (the “Common Stock”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-196976), which became effective on July 2, 2014, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented by the prospectus supplements dated January 9, 2015, and July 29, 2016, and from time to time by one or more additional prospectus supplements (each, a “Prospectus Supplement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Common Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement and the Prospectus Supplement.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware constitution and reported judicial decisions relating thereto.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued, delivered and paid for in accordance with the Registration Statement, the Prospectus and any Prospectus Supplements, the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weintraub Tobin Chediak Coleman Grodin